LIQUIDITY PROGRAM ADMINISTRATOR AGREEMENT

APPENDIX A

#	Fund	Effective Date
1	The Gold Bullion Strategy	6-1-21
2	The Gold Bullion Strategy Port	6-1-21
3	Quantified Managed Income	6-1-21
4	Quantified Market Leaders	6-1-21
5	Quantified Alternative Investment	6-1-21
6	Quantified STF	6-1-21
7	Quantified Common Ground	6-1-21
8	Quantified Evolution Plus	6-1-21
9	Quantified Pattern Recognition	6-1-21
10	Quantified Tactical Fixed Income	6-1-21
11	Quantified Tactical Sectors	6-1-21
12	Quantified Government Income Tactical	6-1-21
13	Quantified Rising Dividend Tactical	6-1-21
14	Quantified Global	11-29-23
15	Quantified Eckhardt Managed Futures Strategy	9-3-24
16	OnTrack Core	6-1-21
17	Spectrum Low Volatility	6-1-21
18	Spectrum Advisors Preferred	6-1-21
19	Spectrum Unconstrained	6-1-21
20	Hundredfold Select Alternative	6-1-21
21	Dynamic Alpha Macro	7-31-23

APPENDIX B

Out-of-pocket expenses plus $9,000 per year for each Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement as amended to be executed in their names and on their behalf by and through their duly authorized persons.

Advisors Preferred Trust By: /s/___________________ Catherine Ayers-Rigsby President	Advisors Preferred, LLC By: /s/___________________ Catherine Ayers-Rigsby President